EXHIBIT 10.22.1

Amendment of Paycheck Protection Program Note, dated as of August 20, 2020, by and among Integrated BioPharma, Inc. and PNC Bank, National Association

Effective as of June 5, 2020, Sections 2 and 3 of the Note were amended and restated to read as follows:

“2. Structure; Payment Terms. During the Deferral Period, interest on the outstanding principal balance will accrue at the Fixed Rate, but neither principal nor interest shall be due and payable. On the Deferral Expiration Date, the Conversion Balance shall convert to an amortizing term loan payable as set forth below.

On the First Payment Date, all accrued interest that is not forgiven under the Program shall be due and payable. Additionally, on the First Payment Date, and continuing on the 15th day of each month thereafter until the Maturity Date, equal monthly installments of principal shall be due and payable in an amount sufficient to fully amortize the Conversion Balance over the remaining term of the Facility.
Interest shall be payable at the same times as the monthly principal payments. Any outstanding principal and accrued interest shall be due and payable in full on the Maturity Date.

If any payment under this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. The Borrower hereby authorizes the
Bank to charge the Borrower's deposit account at the Bank for any payment when due. Payments received will be applied to charges, fees and expenses (including attorneys' fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

The following terms shall have the meanings set forth below:

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in the State of
Delaware.

“Conversion Balance” shall mean the outstanding principal of the Facility, less any forgiven amounts, as determined on the Deferral Expiration Date.

“Deferral Expiration Date” shall mean either (a) the date any forgiven amount of the Facility is remitted to the Bank, or (b) the date that a final determination is made that no portion of the Facility will be forgiven; provided, however, if the Borrower fails to apply for forgiveness by the Latest
Forgiveness Application Date, the Deferral Expiration Date shall mean the Latest Forgiveness
Application Date. In no event shall the Deferral Expiration Date be later than the Maturity Date.

“Deferral Period” shall mean the period beginning on the date of this Note and ending on the
Deferral Expiration Date.

“First Payment Date” shall mean the 15th day of the month following the month in which the
Deferral Expiration Date occurs.

“Latest Forgiveness Application Date” shall mean the date that is 10 months after the earlier to occur of (a) the date that is 24 weeks after the date the Facility is funded; and (b) December 31,
2020.

“Maturity Date” shall mean the 2nd anniversary of the date of this Note.

3. Forgiveness of the Facility. All or a portion of this Facility may be forgiven in accordance with the Program requirements. The amount of forgiveness shall be calculated (and may be reduced) in accordance with the requirements of the Program.”

Except as described above, the Note and other Loan Documents remain unchanged and in full force and effect as written.